Exhibit 10.1

AMENDMENT NO. 1

To

THE CONSOLIDATED EDISON COMPANY OF

NEW YORK, INC. 2005 EXECUTIVE INCENTIVE PLAN

Amendment is effective January 1, 2006

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

Pursuant to the authority given to the Plan Administrator pursuant to resolutions of the Board of Trustees dated April 20, 2006, and the authority set forth in Section 6.01 of the Plan, the undersigned hereby approves the amendment to The Consolidated Edison Company of New York, Inc. 2005 Executive Incentive Plan set forth below, effective January 1, 2006.

1.	The PURPOSE is amended by adding the following sentence at the end:

Effective January 1, 2006 the Plan is amended by adding specific performance measures for the determination of the Adjusted Target Incentive Fund and for the determination of the amount of any Incentive Award.

2.	ARTICLE 1. DEFINITIONS is amended as follows:

a.	Section 1.03 is deleted in its entirety and replaced by the following:

1.03 Board or Board of Trustees shall mean the Board of Trustees of the Company or the Management Development and Compensation Committee of the Board (“Committee”), if the Board has given the Committee authority to act on its behalf.

b.	A new Section 1.04 is added to read as follows:

1.04 Committee shall mean The Management Development and Compensation Committee of the Board.

c.	Section 1.04 is renumbered Section 1.05.

d.	A new Section 1.06 is added to read as follows:

1.06 Company Net Income shall mean net income from ongoing operations for the Company, which includes income from the Company operations after subtracting all expenses incurred by the Company, including federal and state income taxes. Net income shall not include extraordinary non-recurring items identified by the Company after the target is established. Net income shall be net of the reserve that is established for the Target Incentive Fund during the year-end closing and shall not be weather normalized.

e.	Sections 105 and 1.06 are renumbered Sections 1.07 and 1.08, respectively.

f.	A new Section 1.09 is added to read as follows:

1.09 Group shall mean any of the organizations reporting to a vice president of the Company.

g.	Sections 1.07 and 1.08 are renumbered Sections 1.10 and 1.11, respectively.

h.	A new Section 1.12 is added to read as follows:

1.12 Operating Budget shall mean the portion of the Company Operating & Maintenance Budget approved by the Board of Trustees which is comprised of departmental expenses, including Interference and Uncollectible expenses. Operating Budget shall not include corporate expenses such as employee benefits, damages and lawsuits, rental fees (transformer vault rental) and external audit fees.

i.	A new Section 1.13 is added to read as follows:

1.13 Organization shall mean any of the business organizations reporting to a senior vice president or other Senior Officer of the Company.

j.	Section 1.09 is renumbered Section 1.14.

k.	A new Section 1.15 is added to read as follows:

1.15 Performance Indicators shall mean safety, operational , customer satisfaction, reliability, environmental and employee development considerations or any other or additional performance measurements that the Committee may, from time to time, deem appropriate.

l.	Section 1.10 is renumbered Section 1.16 and the words “, as amended” are added at the end.

m.	Section 1.11 and 1.12 are renumbered Section 1.17 and 1.18, respectively.

n.	A new Section 1.19 is added to read as follows:

1.19 Senior Officer shall mean an executive who holds the position of Senior Vice President, Executive Vice President, General Counsel, President, Chairman or Vice Chairman.

o.	Section 1.13 is renumbered Section 1.20.

3.	ARTICLE IV. DETERMINATION OF AWARDS. Section 4.03 Adjusted Target Incentive Fund is amended as follows:

a.	By adding “Prior to January 1, 2006 - ” after “(a)”.

b.	By adding the following new paragraph at the end of subsection (a):

Effective January 1, 2006 - In January of each year the Committee shall determine whether an award of the Target Incentive Fund for the preceding year is appropriate or whether and to what extent such Target Incentive Fund shall be reduced, eliminated entirely, or increased. In making such determination, the Committee shall consider the Company’s performance during the preceding year with respect to pre-determined goals in the following three areas: 1) Company Net Income, 2) Company Operating Budget, and 3) specific Performance Indicators. The weight assigned to each of these three areas shall be as follows: Fifty percent (50%) of the Target Incentive Fund shall be based on the Company’s performance with respect to the Company Net Income goal; Twenty percent (20%) of the Target Incentive Fund shall be based on the Company’s performance with respect to the Company Operating Budget goal, and Thirty percent (30%) of the Target Incentive Fund shall be based on the Company’s performance with respect to the Performance Indicators goal. The actual percentage in each of these three areas that shall comprise the Target Incentive Fund can range from zero to One Hundred Twenty percent (120%) of the respective areas’ weight based on the actual outcomes with respect to the goal for that area as determined by the Committee. The Committee may consider additional factors, as the Committee deems relevant.

c.	By adding “Prior to January 1, 2006 - ” after “(b)”.

d.	By adding the following new paragraph at the end of subsection (b):

Effective January 1, 2006 - The Target Incentive Fund for any year in which the Company omits a dividend on its common stock or in which the Company Net Income is less than Ninety percent (90%) of its target shall be reduced to zero, unless the Committee in the exercise of its discretion as set forth in subsection (a) above determines otherwise.

4.	ARTICLE IV. DETERMINATION OF AWARDS. Section 4.04 Incentive Awards is amended as follows:

a.	By adding “(a) Prior to January 1, 2006 - ” before the first sentence.

b.	By designating subsection “(a)”, “(b)” “(c)” as “(1)” “(2)” and “(3)”.

c.	By adding the following new subsection (b) at the end:

(b) Effective January 1, 2006 - After the Adjusted Target Incentive Fund for a year has been determined as provided in Section 4.03, The Committee, upon the recommendations of the Company’s Chief Executive Officer (except with respect to his own award), shall make awards to individual Participants who are eligible to participate in the Plan based on the achievement of Company goals, organizational performance, and the Participant’s individual performance for such year. Such awards are herein called “Incentive Awards”.

    (1) Incentive Awards shall be determined based on the following criteria:

(i) For each Senior Officer, his or her Incentive Award shall be based on the following four components weighted as indicated: Fifteen percent (15%) shall be based on the Company achieving its Company Net Income goal; Twenty percent (20%) shall be based on his or her Organization achieving its operating budget goal; Twenty-five percent (25%) shall be based on his or her Organization achieving its Performance Indicators, and Forty percent (40%) shall be based on his or her individual performance.

(ii) For all other Participants, except Senior Officers, his or her Incentive Award shall be based on the following four components weighted as indicated: Twelve and One-half percent (12.5%) shall be based on the Company achieving its Company Net Income goal, Seventeen and One-Half percent (17.5%) shall be based on his or her Group achieving its operating budget goal; Thirty percent (30%) shall be based on his or her Group achieving its Performance Indicators, and Forty percent (40%) shall be based on his or her individual performance.

(iii) The actual percentage of the Incentive Award based on the individual performance component may range from zero to 150 percent (150%) based on the Participant’s actual performance. The actual percentage of the Incentive Award based on the remaining three components may range from zero to One Hundred Twenty percent (120%) based on the actual outcomes with respect to the goals for those components. As a result, a Participant’s actual Incentive Award may range from zero to One Hundred Thirty Two percent (132%) of the Participant’s Potential Award.

    (2) If, however, a Participant has entered into an employment agreement with the Company providing for a different basis for the determination of his or her Incentive Award under this Plan, the determination of the amount of his or her Incentive Award shall be governed by the terms and conditions set forth in his or her employment agreement.

(3) The aggregate of all Incentive Awards for a year may not exceed the Adjusted Target Incentive Fund for such year.

5.	ARTICLE V. PAYMENT OF AWARDS. Section 5.03 Posthumous Payments is amended by replacing “7.05” with “6.05”.

IN WITNESS WHEREOF, the undersigned has executed this instrument this 29th day of December, 2006.

By:	/s/ Claude Trahan
Claude Trahan
Vice President-Human Resources And Plan Administrator
Consolidated Edison Company of New York, Inc.